Exhibit 10.30

PATENT SUBLICENSE AGREEMENT

This Patent Sublicense Agreement (“Sublicense Agreement”) is entered into and made as of April 27, 2009 (“Effective Date”) between AVAX Technologies, Inc. (“AVAX”), a New York corporation having a place of business at 2000 Hamilton Street, Suite 204, Philadelphia, Pennsylvania 19130, and Cancer Treatment Centers of America, Inc. (“CTCA”), an Illinois corporation having a place of business at 1336 Basswood Road, Schaumburg, Illinois 60173.

I.	RECITALS

1.1 AVAX is a development stage biotechnology company engaged in the research, development and future commercialization of vaccine therapies and other technologies for the treatment of cancer.

1.2 CTCA is a cancer treatment company focusing on the research and development of cancer treatments, and on the treatment and individual needs of cancer patients.

1.3 AVAX is a successor-in-interest of Walden Laboratories, Inc. (“Walden”), formerly a Delaware Corporation having a place of business at 375 Park Avenue, New York, NY 10152, with respect to a License Agreement effective November 20, 1995 between Thomas Jefferson University (“TJU”) and Walden (Ex. A). By virtue of the License Agreement and AVAX’s status as successor-in-interest, AVAX is the worldwide exclusive licensee, with right to sublicense all Patent Rights as defined in Paragraph 1.02 of the License Agreement.

1.4 CTCA desires and agrees to acquire a nonexclusive sublicense of the Patent Rights set forth in the License Agreement (Ex. A) under the terms and conditions set forth in this Sublicense Agreement, and AVAX desires and agrees to grant the same.

1.5 CTCA and AVAX are parties to a Production Agreement effective February 20, 2007 (Ex. B) by which AVAX has agreed to perform certain obligations for CTCA in return for funding and compensation by CTCA.

1.6 In consideration of the foregoing premises and mutual covenants set forth herein, AVAX and CTCA (collectively “Parties”) hereby agree as set forth below.

II.	DEFINITIONS

For purposes of this Sublicense Agreement, the terms set forth below shall have the indicated definitions and meanings.

2.1 “Affiliate” shall mean, with respect to either Party, any Entity which directly or indirectly controls, is controlled by, or is under common control with the Party. A Party shall be regarded as in control of an Entity if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the Entity. An Entity shall be regarded as in control of a Party if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the Party.

2.2 “Entity” shall mean an individual, corporation, partnership, trust, association, company, partnership, join venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other affiliation not specifically listed herein.

2.3 “License Agreement” refers to the License Agreement between TJU and Walden referenced in Paragraph 1.3 of this Sublicense Agreement and attached as Ex. A.

2.4 “Patent Rights” shall have the same meaning as set forth in Paragraph 1.02 of the attached License Agreement (Ex. A). The aforementioned Paragraph 1.02 is incorporated by reference in its entirety.

2.5 “Production Agreement” refers to the Production Agreement between CTCA and AVAX referenced in Paragraph 1.5 of this Sublicense Agreement and attached as Ex. B.

2.6 “Products” shall have the same meaning as set forth in Paragraph 1.05 of the attached License Agreement (Ex. A). The aforementioned Paragraph 1.05 is incorporated by reference in its entirety.

2.7 “Term” refers to the term of this Sublicense Agreement as set forth in Section IV below.

III.	REPRESENTATION AND WARRANTIES

3.1 AVAX represents and warrants that it is duly organized, validly existing and in good standing under the laws of New York, and has the power, authority and legal right to carry on its business as it is now being conducted. AVAX further represents and warrants to CTCA each of the following: (a) that the License Agreement has been continuously effective since its execution and that it remains in effect as of the date hereof; (b) that AVAX has full legal right to grant the Sublicense granted hereunder pursuant to the License Agreement; (c) that the Sublicense granted hereunder shall provide CTCA with the right to develop and manufacture vaccines for use on CTCA’s patients; (iv) that AVAX has not violated the terms of the License Agreement; and (v) that execution and delivery of this Sublicense Agreement will not violate the terms of the License Agreement.

3.2 CTCA represents and warrants that it is duly organized, validly existing and in good standing under the laws of Illinois, and has the power, authority and legal right to carry on its business as it is now being conducted.

3.3 AVAX and CTCA each represent and warrant that it has the power, authority and legal right to enter into this Sublicense Agreement and to perfoun its obligations under this Sublicense Agreement, and has taken all necessary action to authorize the execution and delivery of this Sublicense Agreement and the performance of its obligations. AVAX and CTCA each represent and warrant that this Sublicense Agreement has been duly executed and delivered on behalf of itself and constitutes a legal, valid and binding contract of such Party, enforceable against such Party in accordance with its terms herein.

3.4 AVAX and CTCA each represent and warrant that, if applicable, all necessary consents, approvals and authorization of governmental authorities and other Entities required to be obtained by such Party in connection with this Sublicense Agreement have been obtained.

3.5 AVAX and CTCA each represent and warrant that the execution and delivery of this Sublicense Agreement and the performance of such Party’s obligations under this Sublicense Agreement a) to the knowledge of such Party, do not conflict with or violate any requirement of any applicable laws and regulations, and b) do not conflict with, or constitute a default under any contractual obligation of such Party.

IV.	GRANT OF SUIBLICENSE

4.1 AVAX grants CTCA a limited non-exclusive sublicense in the Patent Rights. This sublicense includes the rights to develop, make, have made, use, sell, offer to sell and import Products and to grant the purchaser of such Products the right to use such purchased Products in accordance with the Patent Rights, subject to the limitations set forth in Paragraphs 4.2-4.4 below.

4.2 CTCA may implement the Patent Rights in connection with operations of a laboratory operated by CTCA, an Affiliate of CTCA, a subcontractor of CTCA, and/or a subcontractor of an Affiliate of CTCA. The operations of any such laboratory may include the research, development, production, supply and/or sale of Products for use in treating patients at hospitals and other Entities that are owned or controlled by CTCA or an Affiliate of CTCA. CTCA may not implement the Patent Rights in connection with the operations of any other laboratory.

4.3 CTCA may implement the Patent Rights in connection with the any production of vaccines to be supplied, sold or otherwise used to treat patients at hospitals and other Entities that are owned or controlled by CTCA or an Affiliate of CTCA. CTCA may not implement the Patent Rights in connection with the production of vaccines to be supplied, sold or otherwise used by any other Entity.

4.4 CTCA may not implement the Patent Rights to develop Products to be supplied, sold or licensed to, or otherwise used on patients of any Entity that is not owned or controlled by CTCA or an Affiliate of CTCA.

V.	TERM OF SUBLICENSE

5.1 The Term of this Sublicense Agreement shall commence on the Effective Date and shall expire on the earlier of the following: (a) the expiration date of the last to expire of the Patent Rights; (b) the first date on which AVAX (or a successor in interest) has a commercial sale of an ovarian vaccine product that it has developed based on the Patent Rights; and (c) CTCA and AVAX entering into a revised Production Agreement which terminates the Sublicense.

5.2 The expiration dates in Paragraph 5.1 of this Sublicense Agreement are subject to TJU’s right to terminate as set forth in Article IX of the License Agreement (Ex. A).

5.3 CTCA may terminate this Sublicense Agreement at any time for any reason, or for no reason, by giving one-hundred twenty (120) days advance written notice of such termination to AVAX and/or TJU.

5.4 The parties may terminate this Sublicense Agreement at any time for any reason, or for no reason, if both Parties agree in writing to such termination.

5.5 Termination of this Sublicense Agreement shall not relieve either Party of obligations accruing before the effective date of the termination.

VI.	ROYALTIES AND NOTIFICATION OF TJU

6.1 For all Products to be supplied by AVAX to CTCA pursuant to the Production Agreement (Ex. B), the compensation to be paid by CTCA will be the same as set forth in the Production Agreement and no additional royalty or other compensation shall be owed to AVAX under this Sublicense Agreement. AVAX shall be solely responsible for any royalties or other compensation owed to TJU under Article III of the License Agreement (Ex. A).

6.2 For all products made by or on behalf of CTCA, an Affiliate of CTCA, a subcontractor of CTCA and/or a subcontractor of an Affiliate of CTCA to make up for any shortfall in the Products supplied by AVAX to CTCA under the Production Agreement (Ex. B), no royalty shall be owed from CTCA to AVAX. AVAX shall be solely responsible for any royalties or other compensation owed to TJU under Article III of the License Agreement (Ex. A). CTCA shall keep and maintain complete and accurate records of all such Products that are not supplied by AVAX or an Affiliate of AVAX.

6.3 AVAX shall notify TJU of the existence of this Sublicense Agreement as required under the terms of the License Agreement (Ex. A). Notwithstanding the foregoing, failure of AVAX to comply with the requirements of the prior sentence shall in not invalidate the Sublicense, and CTCA shall have the right to provide such notification to TJU.

VII.	MISCELLANEOUS

7.1 This Sublicense Agreement constitutes the entire understanding between the Parties with respect to the obligations of the Parties, and supersedes all prior agreements, understandings, writings and discussions between the Parties relating to the subject matter of this Sublicense Agreement.

7.2 This Sublicense Agreement may be amended and any of its terms or conditions waived only by a written instrument executed by the Parties. The failure of either Party at any time or times to require performance of any provision shall in no manner affect its right at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

7.3 This Sublicense Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assignees.

7.4 This Sublicense Agreement shall be governed by and interpreted according to the laws of the State of Illinois. Any claim or controversy shall be adjudicated in an appropriate Court located in the vicinity of Chicago, Illinois.

7.5 Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted or breached this Sublicense Agreement for failure or delay in fulfilling or performing any term of this Sublicense Agreement to the extent, and for so long as, such failure or delay is caused or results from causes beyond the reasonable control of the affected Party including but not limited to earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or other entity that is not a Party to this Sublicense Agreement.

7.6 If any provisions of this Sublicense Agreement are or become invalid, or are ruled illegal or unenforceable by any court of competent jurisdiction under applicable law in effect during the term of this Sublicense Agreement, then it is the intention of the Parties to the remainder of this Sublicense Agreement shall remain in effect.

7.7 Any notice required or permitted to be given under this Sublicense Agreement shall be deemed sufficient, if mailed by registered or certified mail, or delivered by hand or facsimile to the Party to whom such notice is required or permitted to be given. All notices to AVAX and CTCA shall be addressed as follows.

Notices to AVAX:	Notices to CTCA:

John Prendergast, Chairman	Donald Braun, VP
AVAX Technologies, Inc.	CTCA
2000 Hamilton Street, Suite 204	1336 Basswood Road
Philadelphia, PA 19130	Schaumburg, IL 60173
Facsimile: (215) 241-9684	Facsimile: (847) 342-6512

The Parties have duly executed this Sublicense Agreement effective as of the date first written above.

AVAX TECHNOLOGIES, INC.		CANCER TREATMENT CENTERS OF
AMERICA, INC.

By	/s/ John, Prendergast	By	/s/ Donald Braun
John, Prendergast, Chairman		Donald Braun, Vice President